NATIONS INSTITUTIONAL RESERVES

                       SHAREHOLDER SERVICING PLAN ("PLAN")
                             FOR MARKET CLASS SHARES


    Section 1. Each of the proper officers of The Capitol Mutual Funds, doing business as Nations Institutional Reserves, (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of Market Class Shares ("Servicing Agents") in any of the Trust's Funds set forth on Exhibit I attached hereto, provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Market Class Shares of the Funds in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Market Class Shares beneficially owned by or attributable to such clients. Affiliates of the Trust's distributor, administrator, co-administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the Market Class Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Market Class Shares of a particular Fund, then the expenses may be allocated between or among the Market Class Shares of the Funds in a fair and equitable manner.

    Section 2. The Trust's administrator and/or co-administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator and co-administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

    Section 3. So long as this Plan is in effect, the Trust's administrator and/or co-administrator shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

    Section 4. This Plan will become effective immediately, as to any Fund's Market Class Shares, upon its approval by (a) a majority of the outstanding Market Class Shares of such Fund, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

    Section 5. This Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 4.

    Section 6. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Fund's Market Class Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Market Class Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 4 hereof.

    Section 7. This Plan is terminable, as to a Fund's Market Class Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of a majority of the outstanding Market Class Shares of such Fund.

    Section 8. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust shall be committed to the discretion of such non-interested Trustees.

    Section 9. The names "The Capitol Mutual Funds" and "Trustees of Nations Fund Trust" refer respectively to the trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated January 22, 1990, which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Capitol Mutual Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property, and all persons dealing with a Fund's Market Class Shares of the Trust must look solely to the Trust property belonging to such Fund's Market Class Shares for the enforcement of any claims against the Trust.

    Section 10. The Trust will preserve copies of this Plan, and any Agreements and written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

                                    EXHIBIT I

Nations Cash Reserves
Nations Treasury Reserves
Nations Government Reserves
Nations Municipal Reserves
Nations Money Market Reserves



Amended: February 4, 1998